Exhibit 99.1

NEWS RELEASE June 20, 2018
	Contacts:	Dan Schlanger, CFO & Treasurer
Ben Lowe, VP Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES

POTENTIAL SUBSIDIARY NOTES OFFERING

June 20, 2018 — HOUSTON, TEXAS — Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that certain of its indirect subsidiaries intend to offer, in a private transaction and subject to market and other conditions, up to $1,000 million of Senior Secured Tower Revenue Notes (“Offered Notes”), as additional debt securities under the existing Indenture dated as of June 1, 2005, as amended and supplemented (“Indenture”), pursuant to which the outstanding Senior Secured Tower Revenue Notes, Series 2010-6 (“Series 2010-6 Notes”), Series 2015-1 and Series 2015-2 were issued. The subsidiaries expected to issue the Offered Notes are special purpose entities that are the current issuers under the Indenture and that hold over a quarter of Crown Castle’s towers. The servicing and repayment of any such Offered Notes are expected to be made solely from the cash flows from the operation of the towers that are part of the transaction.

If the offering is consummated, Crown Castle expects to use the net proceeds from such offering, together with cash contributed by Crown Castle or one of its subsidiaries, to retire all of the Series 2010-6 Notes and pay fees and expenses related to the offering of the Offered Notes and the retirement of the Series 2010-6 Notes.

This press release is not an offer to sell or the solicitation of an offer to buy the Offered Notes, nor shall there be any sale of the Offered Notes in any jurisdiction in which any such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offered Notes will be offered to qualified institutional buyers under Rule 144A, to persons outside of the U.S. under Regulation S and to institutional investors that are Accredited Investors under Rule 501. The Offered Notes will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 60,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service-bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding (i) the proposed offering of the Offered Notes, (ii) the terms of the Offered Notes, including with respect to servicing and repayment and (iii) the use of proceeds from the Offered Notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including”, and any variation thereof, means “including, without limitation”.